Exhibit 10.1

SERVICES AGREEMENT

THIS AGREEMENT is made effective the 7th day of March, 2022

BETWEEN:

VOLTH2 OPERATING B.V., incorporated under the laws of

the Netherlands with registration number 81874766, Groot

Arsenaal, Rijtuigweg 44, 4611 EL Bergen op Zoom,

Netherlands

(hereinafter called the “Company”)

OF THE FIRST PART,AND:

VOLT ENERGY B.V., incorporated under the laws of the

Netherlands, President Kennedylaan I, 6269 CA Margraten.

(hereinafter called the “Contractor”)

OF THE SECOND PART.

WHEREAS the Company is engaged m the business of developing hydrogen production facilities and related activities;

AND WHEREAS the Contractor is experienced in providing consulting services to companies such as the Company;

AND WHEREAS the Company desires to engage the Contractor to provide to the Company the Services and otherwise perform the duties and responsibilities set out in Schedule “A” of this Agreement, and the Contractor agrees to accept that engagement;

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Definitions. In this Agreement the following terms shall have the following meanings:

(a)	“Affiliate” means a Person that is controls, is controlled by, or is under common control with, another Person;

(b)	“Agreement” means this agreement as it may be amended or supplemented from time to time; and the expressions “hereof’, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to “Sections” or “Parts” are references to sections or parts in this Agreement;

(c)	“Appointed Contractor” means Andre Jurres, whom the Contractor has chosen to perform the Services on its behalf and which Contractor the Company has approved for that purpose, or such other personnel as may be approved by the Company in writing from time to time;

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(d)	“Board” means the board of directors of the Company (and, where required, its parent company), but excluding the Contractor or any related parties to the Contractor;

(e)	“Business Day” means business days in the Netherlands, exclusive of statutory holidays and weekends;

(f)	“Cause” means

(i)	the failure or refusal of the Contractor or the Appointed Contractor to perform the Duties at level or standard acceptable to the Company,

(ii)	the failure or refusal of the Contractor or the Appointed Contractor to comply with the Company’s policies and procedures as instituted from time to time,

(iii)	any dishonesty on the part of the Contractor affecting the Company,

(iv)	the charge with or conviction of the Contractor or the Appointed Contractor for any crime involving moral turpitude, fraud or misrepresentation,

(v)	excessive use of alcohol or illegal drugs by the Appointed Contractor interfering with the performance of the obligations under this Agreement and the failure by the Appointed Contractor to participate fully in any employee assistance program offered by the Company,

(vi)	any wilful and intentional act on the part of the Contractor or the Appointed Contractor having the effect of materially injuring the reputation, business or business relationships of the Company,

(vii)	any material breach (not covered by any of the above (i) through (vi) above) of any of the provisions of this Agreement, and

(viii)	any other act or omission which at law would entitle the Company to terminate this Agreement;

(g)	“Company” means VoltH2 Operating BY, a Company governed by the laws of the Netherlands with registration number 78307570;

(h)	“Compensation Committee” means the Compensation Committee of the Board, as constituted from time to time, and, in the event that there is no Compensation Committee, the Board;

(i)	“Confidential Information” means information of a sensitive nature related to the Company or its business including, but not limited to information pertaining to the Company’s costs, sales, income, profit, profitability, pricing, salaries or wages, marketing information, corporate information and intellectual property. Confidential Information does not include any information that, through no fault of the receiving party

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(i)	is within the Public Domain at the date of its disclosure to the receiving party, or subsequently enters the Public Domain (but only after it enters the Public Domain), or

(ii)	is or becomes (but only after it becomes)

(A)	independently developed by or on behalf of the receiving party as shown by documentary evidence, or

(B)	disclosed to the receiving party by a third party not having an obligation of confidence to the proprietor of the information as shown by the documentary evidence, or

(iii)	is Residual Information.

(G)	No combination of information shall be deemed to be within any of the above exceptions, whether or not the component parts of the combination are within one or more of the exceptions in Sections 1.1(h)(i) and (ii), unless the combination itself and its economic value and principles of operation are themselves so excepted;

(k)	“Contractor” means Volt Energy BY, a Company governed by the laws of the Netherlands with registration number 67334695;

(I)	“Duties” means the duties and responsibilities set out in Schedule “ A” of this Agreement;

(m)	“Person” means any individual , partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or Company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(n)	“Public Domain” means readily accessible to the public in a written publication, and does not include information that is only available by substantial searching of the published literature, and information the substance of which must be pieced together from a number of different publications and/or sources;

(o)	“Residual Information” means general information not specified as being confidential in nature by the Company that is in tangible form and is retained in memory by the Contractor or the Appointed Contractor who has had access to Confidential Information including ideas, concepts, know-how and techniques or business opportunities that have been considered by the Company but rejected or unsuccessfully pursued by the Company;

(p)	“Services” means those services to be provided by the Contractor to the Company during the Term of this Agreement; and

(q)	“Term” shall have the meaning set forth in Part 2 below; and

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2.	TERMS OF ENGAGEMENT

2.1	Engagement. The Company engages the Contractor to provide and the Contractor will provide the Services by means of the personal performance of the same by the Appointed Contractor with effect from the date of this Agreement until the termination hereof pursuant to Parts 9 or 10 hereof (the “Term”).

2.2	Appointed Contractor. The parties agree that the Services must, unless otherwise agreed in writing, be performed by the Appointed Contractor in accordance with the provisions of Part 4 hereof.

2.3 Reporting. In providing the Services, the Appointed Contractor shall report to the Board of Directors of the Company or such other person or persons determined by the Board from time-to-time, as follows:

(a)	Monthly. The Contractor shall submit a monthly written status report on the fifth Business Day of each month during the Term, which report shall include a narrative description of activities during the preceding month as well as a monthly internal cash flow statement and a reconciliation of progress against the yearly budget as approved by the Board.

3.	INDEPENDENT CONTRACTOR

3.1 Relationship. The parties to this Agreement are independent businesses and it is intended that both parties shall retain their independence. In the performance of the Duties the Contractor shall be and shall act solely as an independent contractor. Nothing contained in this Agreement or in the relationship of the Company and the Contractor or, for the avoidance of doubt, in the relationship between the Company and the Appointed Contractor shall be regarded or construed as creating any relationship (employer/employee, joint venture, association, or partnership) between the parties other than as expressly set forth herein.

3.3 Liability. The Contractor acknowledges and agrees that it is and shall be liable for the full amount of any payment of funds which may be demanded, in relation to the Contractor or the Appointed Contractor, pursuant to any laws, legislation, rules or regulations promulgated by any government having jurisdiction over the Company or the Contractor as a result of this Agreement, or any payment which may, in future, be found to be payable in respect of the Contractor or the Appointed Contractor, and the Contractor hereby covenants and agree to indemnify and save harmless the Company from any actions, causes of action, claims, demands or other proceedings (including all legal costs) made against the Company by any regulatory authority under such statutes and grants the Company a right of set-off against any securities of the Company or its Affiliates held by the Contractor or its Affiliates as far as this relates to events which are under control of the Contractor or Appointed Contractor.

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4.	CONTRACTOR’S SERVICES

4. t Services. The Contractor shall make available the attendance and services of the Appointed Contractor to provide the Services as President and Managing Director of the Company (and as requested senior positions with its Affiliates) or such other position as agreed by the Company and the Contactor. The Contractor agrees that the Contractor and the Appointed Contractor will devote substantially all of their working time as well as well as their best efforts, abilities, knowledge and experience to the faithful performance of the Duties and such other responsibilities and authorities as are required from the Appointed Contractor in the position of President and Managing Director. Neither the Contractor nor the Appointed Contractor shall engage in any business which is in direct competition with the Company or which interferes with or prevents the Contractor or the Appointed Contractor from fulfilling the obligations to the Company hereunder. Notwithstanding the preceding, the Contractor and the Appointed Contractor may, without being in violation of their obligations hereunder serve on corporate, civic or charitable boards, or committees which are not engaged in business in competition with the Company or any subsidiary provided the Appointed Contractor shall use his best efforts to pursue such activities in such a manner so that such activities shall not prevent the Appointed Contractor from fulfilling his obligations to the Company hereunder. The Contractor and the Appointed Contractor shall at all times well and faithfully serve the Company and use their best efforts to promote the interests of the Company.

4. lA Board Seat. The Contractor agrees that the Appointed Contractor will serve as a Director of the Company and/or its Affiliates during the Term, if and as duly nominated and elected by the shareholders or appointed by the Board.

4.1 B Days Off. The Contractor shall be entitled to designate thirty (30) Business Days during each year of the Term as days with respect to which it will not be required to provide the Services to the Company. These Days Off shall be taken at times to be mutually agreed upon by the parties and in accordance with the Company’s vacation plans, policies and practices as then in effect and with a view to the business requirements of the Company. The Contractor shall not be entitled to additional compensation in respect of any days not so designated.

4.4 Compliance with Company Policies, Applicable Laws, etc. The Contractor shall, and will ensure that the Appointed Contractor shall, comply with all of the Company’s internal policies (as adopted and amended from time to time), as well as all policies, practices , laws and regulations applicable to the Company.

4.5 Full Responsibility. The Contractor assumes full responsibility for the actions of the Appointed Contractor while performing this Agreement, and shall be solely responsible for the supervision, daily direction and control, provision of employment benefits (if any) and payment of salary (including all required withholding of taxes).

4.6 Location of Service. The Contractor acknowledges and agrees that the Appointed Contractor will be required to provide the Services primarily at the Company’s offices, the Company’s current or prospective project sites or such other place as required to perform the Duties.

5.	REMUNERATION AND BENEFITS

5.2 Annual Fee. The Company shall pay to the Contractor a fee (the “Annual Fee”) of TWO HUNDRED TWENTY-FIVE THOUSAND EUROS (€225,000.00) per calendar year, plus applicable value added taxes, payable monthly in arrears. After one year, and at the request of the Contractor, within a reasonable time (not to exceed 90 days) following the filing of the Company’s annual financial results the Compensation Committee will review the Annual Fee for upward adjustment.

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5.2 Discretionary Bonus. In addition to the Annual Fee the Company may also pay the Contractor discretionary an annual bonus compensation up to 50% of the Annual Fee (the “Annual Bonus Compensation”), in the form of cash or shares of the common stock of the Company in such amount, if any, determined by the Compensation Committee to be proper and appropriate for each fiscal year of the Company during the term of this Agreement. Such Annual Bonus Compensation shall be based upon such factors as the Compensation Committee shall deem appropriate in its sole discretion and which A. will include whether or not the Outstanding Obligations set forth in Schedule “ A” have been met and B. may also include (i) the Appointed Contractor’s contributions to the success of the Company for each fiscal year of the Company during the term hereof; (ii) the Company’s share price performance viewed objectively as well as against its peer group within the industry; (iii) the success of the Company’s development activities; (iv) the consolidated revenues, expenses and profits of the Company, its divisions and its subsidiaries for each fiscal year of the Company during the term hereof, as determined in accordance with generally accepted accounting principles; and (v) the general overall economic performance of the Company.

5.3 Expenses. The Company shall reimburse the Contractor for any reasonable out-of pocket expenses incurred by the Contractor in accordance with the Company’ s standard expense practices as they exist from time-to-time. Prior to the reimbursement of such expenses, the Company shall require the Contractor to prepare a summary of the expenses incurred and submit it to the Company together with appropriate supporting receipts, invoices , or other documentation acceptable to the Company. Any individual expenses over €5,000, or in the aggregate over €5,000 in any thirty-day period, must be approved in advance in writing by a representative of the Company other than the Appointed Contractor.

5.4 Insurance. The Company will extend any directors liability insurance in place to provide reasonable coverage to the Contractor, valid for the term of this Agreement , provided that the Company shall not be required to obtain any specific insurance for the Contractor.

6.	CONFIDENTIAL INFORMATION AND PROPERTY OF THE COMPANY

6.1 The Contractor’s Obligations as to Confidential Information and Materials. Confidential Information, whether in written, oral, magnetic, photographic, optical, or other form and whether now existing or developed or created during the period of the Contractor’s relationship with or engagement by the Company, excepting information obtained from general or public sources, is proprietary to the Company and is highly confidential in nature. In this regard, the Contractor acknowledges that damages pursued by an action at law may not be an adequate remedy for the Contractor’s breach of its obligations under this Part 4, and the Contractor agrees that the Company shall be entitled to equitable remedies including but not limited to interlocutory or permanent injunct io ns, which the Contractor agrees not to oppose.

6.2 Use of Company Communication and Documents Storage Systems. The Contractor shall send and receive all electronic communications through, and shall store copies of all documents material to the business and affairs of the Company on, the Company’ s server in accordance with the Company’ s information technology policies and procedures as established from time to time.

6.3 General Skills. The general skills and Residual Information and other experience gained by the Contractor during the Contractor’s relationship with the Company, and information within the Public Domain or generally known within the industries or trades in which the Company competes, is not considered Confidential Information.

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6.4 Preservation of Confidential Information. During the Contractor’s relationship with the Company, the Contractor and the Appointed Contractor may have access to all or a portion of the Confidential Information and, as such, will occupy a position of trust and confidence with respect to the Company’s affairs and business. The Contractor will take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

(a)	The Contractor will not at any time disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of the Contractor’s duties to the Company.

(b)	The Contractor will take all reasonable precautions to prevent disclosure of the Confidential Information and will follow all the Company’s reasonable instructions to the Contractor in respect of the same.

(c)	The Contractor will not use at any time, or otherwise permit any person or entity to use, any of the Confidential Information other than as required in the performance of the Duties.

(d)	Within two business days after the termination of the Contractor’s relationship with the Company, for any reason whatsoever, the Contractor will deliver to the Company all keys and access cards as well as all tangible materials embodying the Confidential Information, including, without limitation, any documentation, records, listings , notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information.

6.5	Continuation of Confidentiality Obligations. The Contractor acknowledges and agrees that the obligations set out in this Part 4 are to remain in effect for a period of five (5) years following termination of the Contractor’s relationship with the Company. The Contractor further acknowledges that the obligations set out in this Part are not in substitution for any obligations which the Contractor may now or hereafter owe to the Company and which exist apart from this Part 4 and do not replace any rights of the Company with respect to any such obligations.

6.6	Communication of Confidential Information. The Contractor agrees to communicate to the Company all Confidential Information obtained in the course of performing the services.

6.7	Confidentiality and Non-Competition. The Contractor hereby agrees that he will not at any time during the Term and for a period of one year thereafter:

(a)	knowingly interfere with or endeavour to entice away from the Company any of the financiers who were active financiers or participated in private placements of the Company or its securities during the three-year period immediately prior to the termination of the Contactor’s relationship with the Company;

(b)	interfere with or knowingly entice away any employee of the Company who was an employee of the Company within 365 calendar days of the termination of the Contractor’s relationship with the Company..

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6.8	Notice. If the Contractor or any officer, employee or representative thereof is required by law, rule, regulation, subpoena or regulatory agency or stock exchange rule (“Legal Process”) to disclose any Confidential Information, the Contractor will provide the Company with prompt notice of such requirement, if legally practicable, and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is required to be disclosed prior to making any such disclosure. If , provided that the Contractor has used reasonable efforts to obtain assurances that confidential treatment will be afforded such information, the Contractor or any officer, employee or representative thereof is nonetheless required by Legal Process to disclose any Confidential Information, the Contractor may only disclose such Confidential Information that it is required by law to be disclosed.

6.9	Limitation. The provision of this Part 6 shall not prevent the Contractor, following the termination of this Agreement, from providing its services to other companies, including companies working in the same general area of the Company’ s development projects.

7.	INTELLECTUAL PROPERTY OF THE COMPANY

7.1	Company’s Rights. The Contractor agrees that all right, title, and interest in or to any and all of the work product of the Contractor or any officer, employee or representative thereof (including the Appointed Contractor)shall be the property of the Company.

7.2	Disclosure. The Contractor agrees to promptly disclose to the Company all of the products of the services hereunder and to provide all assistance reasonably requested by the Company in the preservation of its interests in the same, such as by executing documents or testifying. Regardless of whether this Agreement has been terminated, the Contractor agrees to execute, acknowledge, and deliver any instruments, and to provide whatever other assistance is required to confirm the ownership by the Company of such rights. Reasonable out-of-pocket expenses incurred for such assistance shall be paid by the Company. However no additional compensation shall be paid to the Contractor in respect of any of the matters referred to in this Section 7.2.

7.3	No Rights. Nothing in this Agreement shall be construed to grant to the Contractor any express or implied option, license or other rights, title or interest in or to the Confidential Information or, or obligate The Company to enter into any agreement granting any such right.

8.	TERMINATION

8.1	Term . This Agreement will be for a term of one year and two months ending February 28, 2023 (the “Term”) and shall renew by agreement of the Parties for additional periods by agreement not less than 90 calendar days prior to the end of the Term.

8.2	Termination. Notwithstanding section 8.1 this Agreement will terminate in the following circumstances:

(a)	For Cause. At any time by the Company notifying the Consultant of Cause;

(b)	De at h. Automatically upon the death of the Appointed Contractor;

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(c)	Bankruptcy. Automatically in the event the Contractor or the Appointed Contractor is subject to any bankruptcy, insolvency or other similar proceeding;

(d)	Disability. At any time by notice in writing from the Company to the Contractor if the Appointed Contractor shall become permanently disabled; for the purposes hereof, the Appointed Contractor shall be deemed to be permanently disabled immediately following any period of 60 consecutive calendar days during which the Appointed Contractor is prevented from performing the Duties for more than 45 calendar days in the aggregate by reason of illness or mental or physical disability despite reasonable accommodation efforts of the Company;

(e)	Without Cause. By the Company at any time upon payment by the Company to the Contractor in a lump sum equal to one quarter of the Annual Fee, in cash one half on termination and one half on delivery of all Company property and records to the Company ; and

(f)	By the Contractor. By the Contractor providing no less than thirty (30) calendar days’ notice in writing to the Company. In the event the Contractor provides such notice to the Company, this Agreement shall terminate on the date the period of such notice expires. In such circumstance, the Company may request that the Contractor cease the Duties prior to the expiry of the notice period.

8.2 Effect of Termination. Upon the termination of this Agreement pursuant to Sections 8.1(a) through (d), the parties agree that the Company’s liability to the Contractor shall be limited to all accrued and unpaid portions of the Annual Fee due up to the date of termination as well as any Expenses properly incurred prior to the date of termination, less any advances against Expenses not accounted for.

9.	NOTICE

Unless otherwise permitted by this Agreement, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been fully given if personally delivered to the appropriate party strictly as follows:

Notice to the Company:

VOLTH2 Operating B.V.

Rijtuigweg 44, 4611 EL Bergen op Zoom, Ritthem

The Netherlands

Attention: Board of Directors (with a copy by email to: in fof@,vo1t H2.com )

Copied to:

VOLT H2 HOLDINGS AG

c/o Levi Laurenti Anwaltskanzlei · Notariat

Neuhofstrasse 21

CH-6340 Baar, Switzerland

Attention: Board of Directors (with a copy by email to: la w@le vilaurenti.com )

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Notice to the Contractor:

VOLT ENERGY B.V.

President Kennedylaan 1

6269 CA Margraten

The Netherlands

Attention: Andre Jorres (with a copy by email to: andre. jurres’a’, voltenergv.eu)

or to such other address as each party may from time to time notify the other of in writing. Notices may not be given by regular mail, or by facsimile.

10.	MISCELLANEOUS

I0.1	Entire Agreement. This Agreement contains the entire understanding and agreement between the parties and supersedes all prior communications, representations and agreements whether verbal or written between the parties or their Affiliates with respect to the subject matter hereof. This Agreement may be amended or modified only by written instrument signed by all parties hereto.

10.2	Survival. The rights and obligations of the parties set out under Parts 3, 6 and 7 of this Agreement survive the termination of this Agreement insofar as is necessary to give full effect to the terms hereof.

12.3	Governing Law. The provisions of this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the Netherlands. The parties irrevocably attorn to the exclusive jurisdiction of the Court of the Netherlands, sitting in Middelburg, with respect to any legal proceedings arising here from.

12.4	Independent Legal Advice. The Company has obtained legal advice concerning this Agreement and has requested that the Contractor obtain independent legal advice with respect to this Agreement. The Contractor hereby represents and warrants to the Company that it has been advised to obtain independent legal advice, and that prior to the execution of this Agreement he has obtained independent legal advice or has, in its discretion, knowingly and willingly elected not to do so.

12.5	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision thereof, and this Agreement shall be construed as though such invalid or unenforceable provision were omitted.

12.6	Assignment. The Company may assign this Agreement to an Affiliate upon providing written notice thereof to the Contractor.

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IN WITNESS WHEREOF the parties have executed this Agreement with effect from the date first written above.

VOLTH2 OPERATING B.V.

Per:	/s/ Arron Smyth,
Arron Smyth, Director

VOLT ENERGY B.V.

Per:	/s/ Andre Jurres
Andre Jurres, Director

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Schedule “A”

Duties of the Contractor

1.	Outstanding Responsibilities

By September 30, 2022 the Appointed Contractor will:

●	secure land under an MOU, option, concession or lease for four additional hydrogen electrolyser sites suitable to facilitate construction of up to a minimum of 10-25MW capacity per site in either the Netherlands, Belgium and/or Germany;
●	negotiate and enter into MOUs or JDAs of co-development or in cooperation with a strategic partner for a minimum of three hydrogen electrolysers on the Company’s sites;
●	commence pre-development and permitting process under board-approved development schedules for at least 2 hydrogen electrolyser sites secured under bullet point one with a minimum capacity of 20MW per site; and
●	continue the build up & development of the Company’s technical & management team for the Company’s projects.

2.	General Duties

The Contractor and the Appointed Contractor shall have such duties and responsibilities, and authorities as are designated for the office of President and Managing Director by the Deed of Incorporation of the Company as well as such further duties, responsibilities, and authorities as may be reasonably assigned to the Appointed Contractor from time to time by the Board, PROVIDED THAT the Contractor will not have any authority to bind the Company without the written agreement of at least one other of the Company’s directors, unless the subject matter if the agreement is in the normal and regular course of business with a total value of less than €50,000.

Subject to the discretion of the Board, the Contractor and the Appointed Contractor shall:

●	formulate, maintain and as directed by the Board implement the yearly budget as approved by the Board;
●	as requested by the Board, act in the role of a public relations officer of the Company and its Affiliates;
●	secure, negotiate and document key industry relationships including locations, suppliers and buyers as well as other key inputs and outputs
●	identify and seek the approval of the Board for the addition, elimination and/or modification of key human resources assets for the Company and its divisions and subsidiaries;
●	prepare for the approval of the Board corporate policies, mandates, and salary and wage structures; and

perform such other duties as the Contractor shall deem necessary or appropriate for the efficient management and operation of the Company’s business and the preservation of its assets.